Exhibit 99.1

Jaguar Animal Health Appoints Industry Expert Folkert
Kamphuis to Board of Directors

San Francisco, CA (June 3, 2015): Jaguar Animal Health, Inc. (NASDAQ: JAGX), an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, announced today that it has named Folkert Kamphuis to its board of directors. This appointment deepens Jaguar’s global animal health business development, strategic planning and commercialization expertise as the company focuses on its post-IPO clinical and corporate milestones.

Mr. Kamphuis most recently served as Global Head of Strategic Planning at Novartis Animal Health, the former animal health unit of Swiss pharmaceutical giant Novartis, a role in which he oversaw business development and licensing, portfolio and salesforce development, and was a member of Novartis’s Animal Health Executive Committee. He joined Novartis Animal Health in 2009, and from 2012 to 2014 served as General Manager North America. Prior to 2009, Mr. Kamphuis spent 20 years in various executive, business development and global marketing roles at Pfizer Animal Health/Pharmacia and Merial.

“We conducted an exhaustive search for someone who would further strengthen our board’s breadth of talent and background, and we are delighted to have identified a global animal health pioneer of Folkert’s stature,” commented Jaguar CEO Lisa Conte. “I’m confident that Folkert’s broad experience and deep industry knowledge will prove highly beneficial as we work to build Jaguar into a global leader in the field of companion and production animal gastrointestinal health.”

“Jaguar’s team is building on their past success in the development of first-in-class anti-secretory gastrointestinal treatments for humans to formulate and commercialize a broad-based suite of products that address unmet needs in companion and production animal health throughout the world,” stated Mr. Kamphuis, “and I am thrilled to be part of the team.”

About Jaguar Animal Health, Inc.

Jaguar Animal Health, Inc. is an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals. Canalevia™ is Jaguar’s lead prescription drug product candidate for the treatment of various forms of watery diarrhea in dogs. Neonorm™ Calf is the company’s lead non-prescription product. Canalevia is a canine-specific formulation of crofelemer, an active pharmaceutical ingredient isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm is a standardized botanical extract derived from the Croton lechleri tree. Canalevia and Neonorm are distinct products that act at the same last step in a physiological pathway generally present in mammals. Jaguar has filed nine Investigational New Animal Drug applications, or INADs, with the FDA and intends to develop species-specific formulations of Neonorm in six additional target species, and formulations of Canalevia for cats, horses and dogs.

For more information, please visit www.jaguaranimalhealth.com.

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Source: Jaguar Animal Health, Inc.

Contact:

Peter Hodge

Jaguar Animal Health

Tel: 203.539.0423

phodge@jaguaranimalhealth.com

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